Exhibit 99.2

Q3 FY20 Letter to Shareholders January 29, 2020
Q3 FY20 Letter to Shareholders January 29, 2020

Operating Profit, Earnings and Cash Operating profit for Q3 FY20 was approximately 19.4 percent on a GAAP basis and 25.3 percent on a non-GAAP basis. GAAP operating expense was $124.8 million, up $3.6 million sequentially and $5.9 million year over year. GAAP operating expense included $14 million in stock-based compensation and $6.5 million in amortization of acquired intangibles. Non-GAAP operating expense was $103.2 million, up $2.2 million sequentially and $2.9 million year over year. The primary drivers of the changes in GAAP and non-GAAP operating expense for Q3 FY20 are detailed below in order of significance in Figure C.  Figure C: Primary Drivers of Operating Expenses Q/Q Y/Y   Employee-related expenses** Variable compensation   Variable compensation Stock-based compensation*   Product development (including a reduction in contract labor)** Product development** Employee-related expenses** Increased R&D incentives Asset impairment Amortization of acquisition intangiblesExcluded from non-GAAP operating expense **Includes restructuring costs reflected in the GAAP to non-GAAP reconciliation on page 12GAAP R&D and SG&A expenses for Q4 FY20 are expected to range from $115 million to $121 million, including roughly $14 million in stock-based compensation and $3 million in amortization of acquired intangibles. The forecasted operating expense reflects a sequential reduction in variable compensation, offset somewhat by higher product development and employee expenses. The company will continue to focus on our expense profile as we balance our long-term profitability goals with our investment in important R&D projects that we see as central to future growth. Our total headcount exiting Q3 was 1,441.

Operating Profit, Earnings and Cash Operating profit for Q3 FY20 was approximately 19.4 percent on a GAAP basis and 25.3 percent on a non-GAAP basis. GAAP operating expense was $124.8 million, up $3.6 million sequentially and $5.9 million year over year. GAAP operating expense included $14 million in stock-based compensation and $6.5 million in amortization of acquired intangibles. Non-GAAP operating expense was $103.2 million, up $2.2 million sequentially and $2.9 million year over year. The primary drivers of the changes in GAAP and non-GAAP operating expense for Q3 FY20 are detailed below in order of significance in Figure C.  Figure C: Primary Drivers of Operating Expenses Q/Q Y/Y   Employee-related expenses** Variable compensation   Variable compensation Stock-based compensation*   Product development (including a reduction in contract labor)** Product development** Employee-related expenses** Increased R&D incentives Asset impairment Amortization of acquisition intangiblesExcluded from non-GAAP operating expense **Includes restructuring costs reflected in the GAAP to non-GAAP reconciliation on page 12GAAP R&D and SG&A expenses for Q4 FY20 are expected to range from $115 million to $121 million, including roughly $14 million in stock-based compensation and $3 million in amortization of acquired intangibles. The forecasted operating expense reflects a sequential reduction in variable compensation, offset somewhat by higher product development and employee expenses. The company will continue to focus on our expense profile as we balance our long-term profitability goals with our investment in important R&D projects that we see as central to future growth. Our total headcount exiting Q3 was 1,441.